Exhibit (h)(4)

FORM OF SECOND AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT, effective as of May 1, 2017, to the Fund Administration Servicing Agreement, dated as of June 30, 2016, further amended effective June 30, 2016 (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend the Agreement by adding Exhibits L and L-1 attached hereto for the purposes of adding the following series of The RBB Fund, Inc. to the Agreement:

Orinda Income Opportunities Fund

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Printed Name: Salvatore Faia	Printed Name: Michael L. Ceccato

Title: President	Title: Senior Vice President

Exhibit L to the Fund Administration Servicing Agreement — The RBB Fund, Inc.

Fund Names

Orinda Income Opportunities Fund

Exhibit L-1 to the Fund Administration Servicing Agreement — The RBB Fund, Inc.

Fund Accounting and Fund Administration Fee Schedules at May 1, 2017